Exhibit 13(l)

AMENDMENT

TO

ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of the 16th day of June, 2017, by and between each of the registrants set out on Schedule I to the Agreement (as defined below) and that execute this Amendment (each, a “Fund” and collectively, the “Funds”) and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and Virtus Total Return Fund entered into an Accounting Services Agreement dated as of December 9, 2011, as amended (the “Agreement”) relating to BNY Mellon’s provision of accounting services.

B.	On December 2, 2016, the Agreement was amended, among other things, to add Virtus Global Dividend & Income Fund Inc. (f/k/a The Zweig Total Return Fund, Inc.) and The Zweig Fund, Inc. to Schedule I to the Agreement.

C.	On April 3, 2017, Virtus Total Return Fund merged into The Zweig Fund, Inc. and the name was changed to Virtus Total Return Fund Inc.

D.	The parties desire to amend the Agreement as set forth herein.

E.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Schedule I to the Agreement is hereby deleted and replaced in its entirety wit Schedule I as attached hereto.

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

VIRTUS TOTAL RETURN FUND INC.

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

By:	/s/ W Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ William Greilich
Name:	William Greilich
Title:	Managing Director

SCHEDULE I

THIS SCHEDULE I, dated June 16, 2017, is Schedule I to that certain Accounting Services Agreement dated as of December 9, 2011 by and among the investment companies as listed below and BNY Mellon Investment Servicing (US) Inc.

FUNDS

Virtus Total Return Fund Inc. (f/k/a The Zweig Fund, Inc.)

Virtus Global Dividend & Income Fund Inc. (f/k/a The Zweig Total Return Fund, Inc.)